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                                                                    EXHIBIT 10.7

                              EMPLOYMENT AGREEMENT


This Agreement for Employment is made on this 30th day of June, 1998, by and between A-55 LIMITED PARTNERSHIP (A-55 L.P.), AND ITS SUCCESSOR A-55, INC., 5270 Neil Road, Reno Nevada, 89502 (hereinafter referred to as "Employer") and DR. WILLIAM CHARLES TAO, 6480 Boone Drive, Castro Valley, California 94552 (hereinafter referred to as "Employee").

I.      EMPLOYER OFFER OF EMPLOYMENT

The Employer shall employ Employee subject to the following terms and conditions.

1) The Employee is offered the position, hired, and employed as President, Power Markets Division for A-55 L.P.

2)      Employment for the above Employee shall commence on July 1st, 1998.

3) As President of the Power Markets Division, the Employee will report directly to the Chairman of A-55 L.P., assuming and performing the following duties and responsibilities:

        - Establish, develop, and implement the corporate charter, function, staffing requirements, and performance parameters of the Power Markets Division.

        - Establish, develop, and implement the planning, architectural design, technical engineering, construction, and operation logistics of A-55 Additive Mixing Plants and Finished Products Blending Plants within the Division.

        - Establish, develop, and implement the near-term and long-term strategy for domestic and international marketing and direct sales of the A-55 Clean Fuels finished products, including a plan to develop and implement a customer services and relations function within the Division.

        - Establish, develop, and implement the necessary logistics to supply the manufacturing activities, management of facilities, product Quality Assurance (QA) and Quality Control (QC), and distribution of the products.


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        -      Establish and develop, in conjunction with the Chairman, a strategic plan for the Division and for A-55 L.P., and define the necessary financial and personnel resources for the successful implementation of the strategic plan.

4) The Employee shall work Monday through Friday from 8 A.M. to 5 P.M. and such additional hours as are required to competently perform the duties of his position. The Employee shall use his best efforts on behalf of the Employer.

5) The Employee shall comply with all stated standards of performance, policies, rules, and regulations of A-55 L.P. A Company manual containing a more complete explanation of these rules and standards has been provided to the Employee. At this time, Employee acknowledges receipt of this Company manual. The Employee shall also comply with such future Employer policies, rules, regulations, performance standards and manuals as may be published or amended from time to time.

6) The Employer shall make payment to the Employee a set amount as compensation for services rendered. The Employee agrees to accept the sum of $240,000.00 USD per year, payable biweekly in accordance with standard A-55 payroll procedures. In addition to the above compensation, the Employee will be paid for holidays and accrued vacation, will receive medical, vision, and term life insurance, and will be eligible to participate in A-55 L.P.'s 401(k) and Cafeteria Plans.

7) This contract of employment may terminate upon the occurrence of any of the following events: (a) The death of the Employee; (b) The failure of the Employee to perform his duties satisfactorily after notice or warning thereof; (c) For just cause based upon non-performance of duties by Employee; (d) Economic reasons of the Employer which may arise during the term of this Agreement and which may be beyond the control of the Employer.

8) The Employee shall not, at any times during the period hereof of this Agreement, directly or indirectly, engage in, or become involved in, any business competitive or similar to that of the within Employer.

9) The term of the employment at A-55 L.P. is offered for an indefinite period of time unless terminated due to events described above in section I-7.


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10)     The Employer shall establish the Employee as a member of the Board of
        Directors for A-55 L.P. along with appropriate compensation (as an "inside" director) for serving in that capacity.

II.     EMPLOYEE ACCEPTANCE OF OFFER FOR EMPLOYMENT

The Employee accepts the terms and conditions for employment as offered by the Employer along with the following stipulations:

1) The Employer shall hold office at the A-55 L.P. headquarters a minimum of three (3) days per week, and at the Employee's residence a maximum of two (2) days per week. The Employee will use his best judgment to balance the split schedule so that his duties and responsibilities are competently performed.

2) The Employee will take no vacation during the term of this Agreement, and the accrued vacation time during the term of this Agreement will be paid to the Employee as a lump sum at the conclusion of this contract.

3) During the term of this Agreement, the Employee may periodically take leave without pay from the Company. The Employee will notify the Company a minimum of two weeks in advance prior to taking leave without pay, and will take actions to assure that the Division's function will not be impaired. After such notification, the Employer agrees not to schedule functions and meetings that will require the attendance and presence of the Employee.

4) The Employee will reimburse A-55 L.P. for all phone usage not related to the business of A-55 L.P. The Employee will not conduct any non-A-55 business related phone calls during normal business hours while he is located either A-55 L.P. or at his residence during the work week.

5)      In connection with his employment as President of the A-55 Power
        Markets Division, Rudolf W. Gunnerman does hereby grant to Employee the option to purchase from his holdings in A-55 up to 2% of the total shares of A-55, L.P. and/or its successor, A-55, Inc. The purchase price for the shares shall be equal to ten percent (10%) below the first initial public offering price of the stock, to be paid in cash in full upon exercise of this option. The option hereby granted shall vest thirty-six (36) months from the date of this agreement; provided however, that the option vesting period shall accelerate to the time when Employee has completed the duties


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        stated in Section I.3) above. Employee may exercise the options at any time within thirty-six months from the date of vesting by giving written notice thereof to Mr. Gunnerman and transmitting the purchase price in full to him.

6) Upon the completion of his duties, as stated above in section I-3, and as the President of A-55 L.P. Power Markets Division, the Employee reserves the option to terminate this Agreement and conclude his involvement with A-55 L.P. The Employer can renegotiate with the Employee a new employment contract for specific assignments, responsibilities, and position within A-55 L.P. and/or its successor A-55, Inc.

This Agreement may not be assigned without prior notice by either party. Such assignment is subject to the mutual consent and approval of any such assignment.

This Agreement constitutes the complete understanding between the parties, unless amended by a subsequent written instrument signed by the Employer and Employee. Any dispute under this contract shall be required to be resolved by binding arbitration of the parties hereto. Each party shall select on arbitrator and both arbitrators shall select a third. The arbitration shall be governed by the rules of the American Arbitration Association then in force and effect.

Accepted by:                                Accepted by:


/s/ Rudolf W. Gunnerman                     /s/ William C. Tao
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Mr. Rudolf W. Gunnerman                     Dr. William C. Tao
Chairman, A-55 L.P.


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